UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Cambridge Display Technology, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

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Cambridge Display Technology, Inc.

c/o Cambridge Display Technology Limited

2020 Cambourne Business Park

Cambridge CB23 6DW, United Kingdom

+44 (0) 1954 713600

May 1, 2007

Dear Stockholder:

You are cordially invited to attend our 2007 Annual Meeting of Stockholders. The Annual Meeting will be held at 3:00 p.m., Eastern Daylight Time, on Tuesday, June 5, 2007, at the New York Marriott East Side Hotel (Whitney Room), 525 Lexington Avenue, New York, New York 10017.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

Our Board of Directors and management look forward to seeing you at the Annual Meeting.

Sincerely,

David Fyfe

Chief Executive Officer

Cambridge Display Technology, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 5, 2007

To our Stockholders:

Cambridge Display Technology, Inc. will hold its Annual Meeting of Stockholders at 3:00 p.m., Eastern Daylight Time, on Tuesday June 5, 2007, at the New York Marriott East Side Hotel (Whitney Room), 525 Lexington Avenue, New York, New York 10017.

We are holding the Annual Meeting:

•	to elect five directors to serve until the 2008 Annual Meeting or until their successors are duly elected and qualified;

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on April 17, 2007 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Corporate Secretary’s office, c/o Cambridge Display Technology Limited, 2020 Cambourne Business Park, Cambridge CB23 6DW, United Kingdom.

It is important that your shares are represented at the Annual Meeting. Even if you plan to attend the Annual Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the Annual Meeting.

By Order of our Board of Directors,

Hilary Charles

Corporate Secretary

Cambridge, United Kingdom

May 1, 2007

Cambridge Display Technology, Inc.

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of Cambridge Display Technology, Inc., a Delaware corporation, or CDT, of proxies to be used at the 2007 Annual Meeting of Stockholders to be held at the New York Marriott East Side Hotel (Whitney Room), 525 Lexington Avenue, New York, New York 10017 at 3:00p.m., Eastern Daylight Time, on Tuesday June 5, 2007 and any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about May 8, 2007. In this Proxy Statement, the terms “we,” “us” and “our” refer to CDT, unless the context otherwise requires.

Appointment of Proxy Holders

Our Board of Directors asks you to appoint Dr. David Fyfe and Hilary Charles as your proxy holders to vote your shares at the 2007 Annual Meeting of Stockholders. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by our Board of Directors.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters that were not known by our Board of Directors at the time this Proxy Statement was printed and, under our By-Laws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on April 17, 2007, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on the record date, we had 21,630,703 shares of our common stock outstanding and entitled to vote. Each holder of our common stock is entitled to one vote for each share held as of the record date. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either in person or by mail as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the form of proxy card received.

You may vote by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope. Voting by mail will not limit your right to vote at the Annual Meeting, if you decide to attend in person. Our Board of Directors recommends that you vote by mail, as it is not practical for most stockholders to attend the Annual Meeting. If you hold shares through a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director and FOR the ratification of the appointment of independent registered public accountants.

Revocation of Proxies

Stockholders can revoke their proxies at any time in any of three ways before they are exercised:

•

by voting in person at the Annual Meeting (if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting);

•	by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting; or

•	by submitting another proxy of a later date prior to the Annual Meeting that is properly executed.

Required Vote

Directors are elected by a plurality vote, which means that the five nominees receiving the most affirmative votes will be elected. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is one-third of the outstanding shares as of April 17, 2007, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum. Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter.

Solicitation of Proxies

CDT will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our By-Laws currently provide that the number of directors that shall constitute our entire Board of Directors shall be fixed from time to time by resolutions of our Board provided that such number shall not be less than three. We currently have authorized five directors. Therefore, at the Annual Meeting, five persons will be elected as members of our Board, each for a one-year term or until their successors are elected and qualified. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR these five nominees. Our Board knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated by our Board to fill the vacancy.

General

Information with respect to each nominee to our Board of Directors is set forth below, including age, position (if any) with CDT, business experience during at least the past five years and directorships of other publicly owned corporations. Ages are as of April 15, 2007.

Name	Age	Position
Dr. David Fyfe	63	Chairman and Chief Executive Officer
Dr. Malcolm J. Thompson	61	Director
Frank K. Bynum, Jr.	44	Director
Joseph Carr	49	Director
Thomas Rosencrants	57	Director

Business Experience of Nominees

Dr. David Fyfe has served as the Chairman of our Board and our Chief Executive Officer since September 2000. From 1996 to 1999, Dr. Fyfe was the Chief Executive Officer of Harris Specialty Chemicals. Harris Specialty Chemicals was until March 1999 a privately held manufacturer and seller of construction products, operating principally in the United States and Western Europe. It sold products such as sealants, architectural coatings and expansion joints to construction distributors and contractors. Harris Specialty Chemicals was sold in 1999 to SKW GmbH of Germany, owned by E.ON AG, which became part of Degussa Construction Chemicals and which in turn, was acquired by BASF. Between 1999 and August 2000, Dr. Fyfe worked as an independent business consultant.

Dr. Malcolm J. Thompson has served as a member of our Board since November 2005. Dr. Thompson is currently serving as President of M.J.T Associates. Most recently he was, until 2005, the Chief Executive Officer of Vitex Systems, Inc., a company developing transparent barrier films for use in flat panel displays (FPD). He is also the Chairman of the board of directors of Photon Dynamics, Inc., a company that provides products in test, repair and inspection throughout FPD array, cell and module fabs to provide true yield management in FPD manufacturing lines. Previously Dr. Thompson was the Chief Executive Officer and President of each of Novalux, Inc. and dpiX and Chief Technologist at the Palo Alto Research Center (PARC), a subsidiary of Xerox Corporation.

Frank K. Bynum, Jr. has served as a member of our Board since 1999. Mr. Bynum is a Managing Director at Kelso & Company, a private equity firm, having joined Kelso in 1987. In addition, Mr. Bynum is a director of Custom Building Products, Inc., Endurance Business Media, Inc. and FairPoint Communications, Inc.

Joseph Carr has served as a member of our Board since March 2005. Mr. Carr was responsible for the Electronic Materials business of Dow Chemical from 1996 to 2001 when he was appointed Vice-President at Osram Opto Semiconductors with global responsibility for Osram’s manufacture of Organic Light Emitting Diode (OLED) displays until March 2004. Since then he has been consulting at a strategic level for senior management clients in various high technology industries including electronics, consumer electronics and electronic materials.

Thomas Rosencrants has served as a member of our Board since November 2006. Mr. Rosencrants is currently the Chairman and Chief Executive Officer for Greystone Capital Group, LLC, a position he has held since April 1997 since founding the private equity partnership in 1997. Mr. Rosencrants also serves as director for certain portfolio companies, including the publicly traded CompuCredit Corporation (NasdaqGS: CCRT). Mr. Rosencrants has been a director of this Atlanta-based credit card company since 1999, and he also serves on its compensation committee and chairs its audit committee.

There are no family relationships among any of our directors or executive officers.

Vote Required

The five nominees for directors receiving the highest number of affirmative votes will be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Our Board of Directors recommends a vote FOR the election of the nominees set forth above as directors of CDT.

Corporate Governance

Organization of Board

Our Board of Directors held 11 meetings during the fiscal year ended December 31, 2006 and each director, during the time that he was a director, attended at least 75% of the total regularly scheduled and special meetings of our Board and the committees on which he served. The rules and regulations of the Nasdaq Stock Market, or Nasdaq, and the Securities and Exchange Commission, or the SEC, require that a majority of our Board must be composed of members who meet the independence standards specified in these rules and regulations. We are currently in compliance with these independence standards. The independent directors meet in regularly scheduled executive sessions at in-person meetings of our Board without the participation of our Chairman and Chief Executive Officer or other members of management. All directors are encouraged to attend the Annual Meeting and four out of the five directors who were then members of our Board attended the 2006 Annual Meeting of Stockholders. Our Board has established an Audit Committee, in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, and a Compensation Committee. In August 2006, Mr. James Sandry, who had been the Chair of our Audit Committee and who our Board had determined to be an “audit committee financial expert” resigned from our Audit and Compensation Committees because he no longer fulfilled the independence requirements of Nasdaq. He resigned from our Board and was replaced on our Board and Audit and Compensation Committees by Mr. Rosencrants in November 2006. Our Board has determined that Mr. Rosencrants is an “audit committee financial expert” under the rules and regulations of the SEC. We believe that all of the members of each of the Audit Committee and the Compensation Committee meet the independence standards of Nasdaq and the rules and regulations of the SEC. Our Board has approved a charter for each of these committees, which can be found on our website at www.cdtltd.co.uk under the “Investors—Corporate Governance” heading.

Audit Committee

Number of Members:	Three

Members:	Joseph Carr Thomas Rosencrants, Chair and Financial Expert Dr. Malcolm J. Thompson

Number of meetings in 2006:	7

Functions:	The Audit Committee has responsibility for, among other things, selecting our independent auditors, reviewing and approving the scope of the independent auditors’ audit activity and extent of non-audit services, reviewing with management and the independent accountants the adequacy of our basic accounting systems and the effectiveness of our internal controls, reviewing with management and the independent accountants our financial statements and exercising general oversight of our financial reporting process, and reviewing litigation and other legal matters that may affect our financial condition and monitoring compliance with our business ethics and other policies.

Compensation Committee

Number of Members:	Three

Members:	Joseph Carr Thomas Rosencrants Dr. Malcolm J. Thompson, Chair

Number of meetings in 2006:	5

Functions:	The purpose of the Compensation Committee is: (a) to discharge our Board’s responsibilities relating to compensation of our executive officers; and (b) to prepare any report on executive compensation required by the rules and regulations of the SEC for inclusion in our proxy statements for the solicitation of proxies in connection with our annual meetings of stockholders.

Director Nominations

Our Board of Directors has not established a standing committee to nominate candidates for election as directors. Instead, our independent directors recommend, and our Board selects, the candidates that will be nominated to stand for election as directors at our annual meetings of stockholders and to fill vacancies in our Board as they arise. Our Board believes that this process is appropriate given the relatively small size of our Board and because each independent director already serves on both the Audit Committee and the Compensation Committee of our Board.

Our Board of Directors has as an objective that its membership be comprised of individuals who have distinguished records of leadership and success in their arena of activity and who will make substantial contributions to our Board’s operations. The independent directors’ assessment of candidates for membership on our Board includes, but is not limited to, consideration of:

•	business experience;

•	financial literacy;

•	the current composition of our Board;

•	the balance of management and non-management directors;

•

the need for particular financial expertise, including with respect to service on the audit committee and qualification as an “audit committee financial expert” as that term is defined under Item 401(h) of Regulation S-K under the Securities Act of 1933;

•	the need for particular technical or strategic expertise; and

•	the evaluation of other prospective nominees.

In addition, our procedures for nominating directors contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board of Directors at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must do so in writing to our Corporate Secretary. This written submission must be delivered to us not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and in any event at least 45 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders, provided that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date of the preceding year’s annual meeting, the written submission to be timely must be so delivered not earlier than 120 days prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made. Information required by these procedures to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations thereunder.

When a vacancy occurs on our Board of Directors, members of our Board and our executive officers attempt to identify suitable candidates to fill the vacancy, including any candidates who have been proposed by our stockholders. We may engage third parties to assist in identifying suitable candidates and, in 2006, we paid a fee to Solomon Edwards Group, a financial consulting firm, to assist us in identifying candidates to replace Mr. Sandry. The independent directors interview candidates which they deem to be potentially suitable and, based on the criteria listed above, recommend a preferred candidate for approval by our Board.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our these procedures and must be addressed to:

Corporate Secretary

Cambridge Display Technology, Inc.

c/o Cambridge Display Technology Limited

2020 Cambourne Business Park, Cambridge CB23 6DW

United Kingdom

Our procedures for director nominations are available on our website at www.cdtltd.co.uk under the “Investors—Corporate Governance” heading.

Communications with Board

Our Board of Directors has a process for stockholders to send communications to directors. If you wish to communicate with our Board, you may send your communication in writing to: Hilary Charles, Corporate Secretary, Cambridge Display Technology, Inc., c/o Cambridge Display Technology Limited, 2020 Cambourne Business Park, Cambridge CB23 6DW, United Kingdom. You must include your name and address in the written communication and indicate whether or not you are a stockholder of CDT. Hilary Charles will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of our Board based on the subject matter.

Compensation of Directors

We reimburse directors for expenses incurred in attending meetings of our Board of Directors and committees thereof. Each of our directors who is neither one of our employees nor affiliated with our principal stockholder, also receives an annual fee of $50,000 for serving as a director and an additional fee of $3,000 for each day in which the director participates in meetings of our Board or any committee thereof. Each of our non-employee and non-affiliated directors also receives an annual fee of $10,000 for each committee of our Board on which such director serves, and the Chair of the Audit Committee receives an annual fee of up to $25,000 for serving this role.

Director Compensation Table for 2006

The following table sets forth the compensation paid to or earned by each of our non-employee and non-affiliated directors during 2006

Name & Principal Position	Fees Earned or Paid in Cash ($)	All Other Compensation $	Option Awards ($) (2)	Total ($)
Malcolm Thompson	94,000		33,443	127,443
Joe Carr	91,000		23,119	114,119
James Sandry (1)	87,542	3,000	2,114	92,656
Tom Rosencrants (1)	17,167		2,368	19,535

(1)	Mr. Sandry was replaced by Mr. Rosencrants in November 2006. On November 10, 2006, we granted to Mr. Rosencrants options with respect to 15,000 shares of our common stock under our 2004 Stock Incentive Plan. These options will vest in three equal annual installments, beginning on the first anniversary of their grant date.
(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2006 for the fair value of stock options granted to Mr. Rosencrants in 2006, as well as grants made to each non-employee and non-affiliated director in prior years, using the assumptions set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. For purposes of this table, we have disregarded any estimate of forfeitures of options related to service-based vesting conditions. At December 31, 2006, the aggregate number of options awards outstanding for each non-affiliated and non-employee director was 15,000 for Mr. Thompson, Mr. Carr and Mr. Rosencrants and 5,000 for our former director, Mr. Sandry.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee of our Board of Directors has served as one of our officers or employees at any time. None of our executive officers has served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers who has served as a member of our Board or the Compensation Committee.

EXECUTIVE OFFICERS

Our executive officers, as well as our key employees, are set forth below, with ages as of April 15, 2007.

Name	Age	Position
Dr. David Fyfe	63	Chairman and Chief Executive Officer
Michael Black	41	Chief Financial Officer
Jim Veninger	45	Vice-President, Technology Development
Dr. Jeremy Burroughes	46	Chief Technical Officer
Dr. Scott Brown	44	Vice-President, Research
Ian Chao	44	Vice-President, Commercial
Emma Jones	39	Vice-President, Human Resources and Facilities
Hilary Charles	42	General Counsel

Set forth below is information concerning the business experience of those of our executive officers and key employees who are not also directors:

Executive Officers

Michael Black has served as our Chief Financial Officer from March 2007 and was previously our Vice-President Finance from June 2004 and our Financial Planning and Analysis Manager from June 2002. From October 1991 to March 2002, Mr. Black held various positions in the European Headquarters of DuPont Pharmaceuticals, most recently as Director of Financial and Business Analysis.

Jim Veninger has served as our Vice-President, Technology Development since November 2006. Mr. Veninger previously served in various senior management and executive roles at Philips. Most recently, he served as Vice-President of Operational Excellence for Philips Semiconductors Division and from 2002 to 2005 as Vice-President and General Manager of its Emerging Display Technologies division, the Philips entity responsible for the OLED and E-Ink displays businesses.

Dr. Jeremy Burroughes has served as our Chief Technical Officer since January 2002 and was one of the three original inventors of P-OLED technology. Dr. Burroughes joined us in 1997 to manage the new research group and held the positions of Technical Director from June 1998 to November 2000 and Product Business Unit Director from November 2000 to December 2001.

Dr. Scott Brown has served as our Vice-President, Research since May 2002. Prior to joining us, Dr. Brown held a variety of management positions within the Research & Development division at Dow Corning between 1987 and 2002, ultimately serving as Global R&D Director of the electronics business. Dr. Brown has, since September 2005, been Executive Vice-President of Sumation, our 50/50 joint venture with Sumitomo Chemical Company of Japan and, from September 2005 to December 2006, he was seconded to Sumation’s office in Japan.

Ian Chao has served as our Vice-President, Commercial since March 2007 and was previously Vice-President Business Development from July 2003. Prior to joining us, Mr. Chao was General Manager for Applied Materials’s Asia Chemical Mechanical Polishing Group, where he was responsible for managing all of the group’s business development activities

Key Employees

Emma Jones has served as our Vice-President, Human Resources and Facilities since 2001. Prior to joining us, Ms. Jones was head of Human Resources at Amgen Limited, where she was responsible for the management of the Human Resources function for the U. K. subsidiary of Amgen Inc., a United States bio-pharmaceutical company.

Hilary Charles has served as our General Counsel since April 2006. Prior to joining us, Ms. Charles served as general counsel for nCipher, a Cambridge-U. K. based technology company prior to which she served in senior legal counsel roles at ARM Holdings plc and at Abbey National Bank plc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Program Objectives

We believe that the compensation offered to our executive officers should encourage the creation of stockholder value and the achievement of strategic corporate objectives, should attract and retain experienced, skilled and dedicated executives on a long-term basis, reward past performance and provide incentives for future performance.

It is our philosophy to align the interests of stockholders and management by integrating compensation with our annual and long-term corporate objectives.

In order to attract and retain the most qualified, skilled and dedicated employees, we aim to offer a total compensation package which is competitive with the packages offered by other technology companies from broadly similar industry backgrounds. In making comparisons with other such companies, we take into account relative company size and complexity, performance and geographic location as well as individual responsibilities and performance.

The basic elements of the compensation program for our executive officers consist of base salary, annual incentive bonus opportunity and long-term equity-based incentive compensation.

The compensation and benefits for our executive officers have, as a primary purpose, our need to attract, engage and retain the highly skilled and experienced individuals required to enable us to succeed in a complex and technically challenging business environment.

As discussed below, we participate in salary and compensation surveys in order to provide us with comparative market data for executive compensation. Given our size and because we do not believe it would be cost-effective, we do not use external advisors to design our executive compensation plans.

We do not generally include specific terms in our compensation arrangements related to change in control or termination of employment. Exceptions to this are the employment agreement with our Chief Executive Officer and specific arrangement made with other executive officers upon termination of employment. Our executive officers have notice periods of 12 months specified in their employment agreement, in line with common United Kingdom practice. Our stock compensation plans include provision for accelerated vesting on change in control.

Base Salary and Benefits

Base salary and benefits are designed to be competitive and to enable us to attract and retain executive officers in a competitive market.

The Compensation Committee of our Board of Directors reviews salaries on an annual basis, considering the recommendations by our Chief Executive Officer for our executive officers other than our Chief Executive Officer. The salary for our Chief Executive Officer is determined by our Board upon recommendation from the Compensation Committee.

The Compensation Committee sets the salary level of each executive officer on a case by case basis, taking into account the executive officer’s level of responsibilities, experience and performance. The Compensation Committee also considers market information and the base salaries and other incentives paid to executive officers of similar and competitor companies. Our Human Resources department obtains this information and assists the Compensation Committee in its interpretation.

Our Chief Executive Officer meets with each executive officer to discuss his performance at the end of each year and then discusses his performance evaluation with the Human Resources department prior to making recommendations to the Compensation Committee on base salary adjustments for executive officers other than our Chief Executive Officer. Our Chief Executive Officer may, from time to time, recommend to the Compensation Committee base salary adjustments to recognize promotions, outstanding individual performance or changes to the role and responsibilities of each of our executive officers.

Executive officers are eligible to participate in benefit plans available to the wider employee group which may include medical, dental, vision, retirement plans, disability plans and life insurance at levels offered to employees in their specific geographic location. Benefit plans are country and geographic region specific and are formulated in line with common practice in each country. We do not operate separate executive benefit plans in these areas, save for the special pension provision for Dr. Fyfe which is described under “Employment Agreements and Potential Payments Upon Termination or Change in Control” below.

Annual Incentive Compensation

Annual bonus payments awarded under our Annual Incentive Plan provide annual performance based compensation and are intended to focus efforts on ensuring the achievement of corporate, functional and individual objectives each year. We believe that a significant portion of executive compensation should be contingent upon individual performance and contribution to our success in meeting corporate objectives. We currently give a weighting of approximately 60% to individual performance, including the performance of the function managed by the executive officer concerned, and approximately 40% to corporate performance. The Annual Incentive Program is linked to key goals and closely ties annual incentive opportunities to individual performance.

Annual goals and objectives are established by the Compensation Committee for each member of the executive team, in consultation with our Chief Executive Officer. Each executive officer’s maximum bonus opportunity is defined as a percentage of the executive officers’ annual base salary.

Our Chief Executive Officer’s target bonus was 65% of his annual base salary for 2006 and the target bonus for our other executive officers was 35% of their annual base salary, or a pro rata amount for executive officers who had served in that capacity for only part of the year. These bonus targets were derived in part from market survey data and by the Compensation Committee’s judgment on internal equity of the positions.

The annual incentive program includes minimum performance thresholds required to earn any incentive compensation, as well as maximum payouts geared towards reaching extraordinary performance. Awards can be made in the range of 0% of target to 100% of target.

The Compensation Committee determines the weighting of the goals each year based upon recommendations from our Chief Executive Officer. For 2006, the Compensation Committee weighted the goals for revenue targets at 20% and cash management at 20%. The Compensation Committee determined that revenue generation and cash management were key factors in driving stockholder value, in determining technical and commercial progress and in focusing on effective cost control and internal management of the business. In addition, each of our executive officers had specific goals and objectives related to achievement in his respective business and functional areas.

Bonuses paid for fiscal year 2006 were determined on a case by case basis, based upon individual performance and achievement against objectives, including achievement by us against our revenue and cash management objectives. Our Chief Executive Officer discussed each executive officer’s performance against objectives for 2006 and made recommendations to the Compensation Committee of each executive officer’s level of achievement against his goals and objectives. The goals and objectives were established and documented in alignment with our overall strategic and business objectives. Our Chief Executive Officer was involved in final decisions on bonus awards for our executive officers other than our Chief Executive Officer. The

Compensation Committee discussed and recommended the bonus levels for all our executive officers, including our Chief Executive Officer to our Board of Directors and these bonuses were approved by our Board.

In order to conserve cash, the Compensation Committee determined that all bonus awards for 2006 be made up of 50% cash awards and 50% restricted stock units, rather than all cash as in previous years. The cash component of the bonus awards for fiscal year 2006 was paid in January 2007. Awards of restricted stock units in respect of bonus awards for fiscal year 2006 were granted in January 2007 and vested upon grant. These awards become exercisable on January 2, 2008. The basis for the determination of stock units awarded was the average stock price in the bonus year thereby aligning the performance bonus period and the stock performance period.

In order to minimize uncertainty for us relating to future U. K. social security payments, which would be due upon issuance of stock pursuant to restricted stock unit agreements, liability for all U. K. employer social security payments due to the tax authorities under U. K. social security regulations was transferred from the employer to the U. K. employees (as allowable under U. K. legislation). In order to compensate U. K. employees for accepting the burden of U. K. employer social security costs, the number of restricted stock units was increased by an additional 15% to cover the employer social security costs which our U. K. employees are required to bear.

The bonus awards made to each named executive officer ranged from 65% to 80% of the maximum amount payable, dependent upon each executive officer’s individual performance against an agreed set of objectives, which included corporate revenue and cash management targets for all of our executive officers in addition to key goals in relation to each executive officer’s specific functional area. None of our executive officers received more than 80% of target because, while our cash management objective was met, our revenue objective was not met.

The Compensation Committee believed that the targets for our executive officers were significant and challenging as, in additional to revenue and cash management targets, they included objectives to:

•	achieve significant technical progress in materials lifetime and other key technical areas;

•	achieve significant commercial progress in a difficult business environment;

•	implement cost saving initiatives across general and administrative functions whilst maintaining investment in core research and development activities;

•	bring the discipline required to drive process change where required to ensure regulatory compliance as a public company;

•	define a business plan to drive our Total Matrix Addressing ™ (TMA™) technology forward, to establish strong leadership at our Technology Development Centre; and

•	successfully develop our Sumation joint venture.

The Compensation Committee determined that significant achievements against these objectives were made by our executive officers and the levels of bonuses paid reflected these achievements.

Long-Term Incentive Compensation

The Compensation Committee believes that providing our executive officers, who have responsibility for our long-term management and growth, with an opportunity to increase their ownership of our common stock, aligns the interests of our executive officers with those of our stockholders. Accordingly, the Compensation Committee, when reviewing executive compensation, also considers stock awards, as appropriate.

The Compensation Committee believes equity-based incentive compensation aligns executive and shareholder interests because (1) the use of a multi-year vesting schedule for equity awards encourages executive retention and emphasizes long-term growth, and (2) paying a significant portion of management’s compensation in equity provides management with a powerful incentive to increase stockholder value over the long term.

The Compensation Committee determines the number of shares underlying each award based upon an executive officer’s and our performance, the executive officer’s role and responsibilities, the executive officer’s base salary and comparison with comparable awards to individuals in similar positions in the industry.

To date, the Compensation Committee has determined that awards to our executive officers should be restricted stock unit awards rather than stock option awards. This determination is subject to review in future years. Proposed awards of restricted stock units to executive officers and their terms are normally recommended by our Chief Executive Officer to the Compensation Committee. The Compensation Committee then reviews and discusses such proposals, taking advice from the Human Resources department with regard to market comparisons, including consideration of all elements of compensation, before making a final recommendation for approval by our Board.

Executive Retention—2007 Compensation Actions

In February 2007, we awarded restricted stock units to the executive officers in order to secure the retention and stability of the executive team over the next two years. Restricted stock units issued pursuant to our Special Bonus Plan will become fully vested during 2007 and the Compensation Committee determined that new incentive arrangements needed to be put in place well in advance, in order to provide continuity of incentive. These awards were made under the rules of our 2004 Stock Incentive Plan.

The following table summarizes these awards of restricted stock units for our executive officers. Since these awards were made in 2007, they are not included in the executive compensation tables below:

Restricted Stock Units
David Fyfe	140,000
SB Cha	80,000
Michael Black (1)	80,000
Jeremy Burroughes	80,000
Scott Brown	80,000
Jim Veninger	80,000
Ian Chao	80,000

(1)	Mr. Black was initially granted 60,000 units, but this was increased to 80,000 units upon his appointment as our Chief Financial Officer in March 2007

An award of 60,000 restricted stock units was also made to Ms. Jones.

After vesting in full on December 31, 2008, the restricted stock units will be settled in unrestricted shares of our common stock in five equal installments on the 15th day of January, February, March, April and May 2009 respectively. If an award holder is no longer employed by us for any reason on December 31, 2008, his or her restricted stock units will be forfeited in their entirety.

By accepting these restricted stock units those of our executive officers employed in the U. K. agreed to enter into a joint election, pursuant to which they agreed to assume the liability to pay for the whole of the employer’s U. K. social security payments arising in respect of the acquisition of shares of our common stock following pursuant to the restricted stock unit agreements.

The restricted stock unit agreements include customary provisions for accelerated vesting in the event of a change in control.

Special Bonus Plan

The Compensation Committee believes that compensation should encourage the achievement of strategic corporate objectives by attracting, and retaining on a long term basis, qualified, skilled and dedicated employees. The Compensation Committee also believes that past performance should be rewarded and incentives for future performance should be provided.

It was for these reasons that, in 2004, the Compensation Committee approved our Special Bonus Plan. The Special Bonus Plan was intended to recognize and reward employees for the significant technical and commercial achievements, culminating in our successful initial public offering in December 2004. It was also intended to retain and engage employees for the future.

The awards of restricted stock units made under the Special Bonus Plan vest in three equal tranches in December 2005, December 2006 and December 2007.

The Special Bonus Plan includes customary provisions for accelerated vesting in the event of a change in control and also provision for accelerated vesting in the event that Kelso, our largest stockholder, sells in excess of 25% of its stockholding.

Compensation Benchmarking Relative to Market

We participate in a number of compensation surveys and use this data to benchmark executive compensation levels against companies of a similar size and complexity that have executive positions with similar responsibilities and scope in the geographic location pertinent to each executive. We participate in market surveys of Radford International (AON), Alan Jones Executive and New Bridge Street Consulting. These surveys primarily cover companies in similar and technical environments to ourselves. The names of the other participating companies whose data is used in generating comparative market data for each executive officer position are not disclosed to us.

The Compensation Committee reviews compensation data taken from these surveys to assist in the analysis and comparison of each element of compensation to ensure that our total compensation packages for our executive officers is competitive and will support the attraction and retention of our executive officers. The allocation of compensation between base salary, cash and stock bonuses and long-term stock incentives is made based on this market data. In addition to survey data, the Compensation Committee also considers our executive officers’ level of responsibility, experience and leadership qualities, as well as our performance and success in achieving business results.

The Compensation Committee targets the median base salary level of the market survey data for all employees. However, our executive officers can be remunerated above the median and at the upper end of any compensation element dependent upon their individual skills, experience and performance.

Executive officers are eligible to participate in our Annual Incentive Plan. The goals and objectives for executive officers are targeted to pay out at the median of the market survey data but are dependent upon our cash position. In order to conserve cash, the Compensation Committee emphasizes longer term and stock-based incentives as a means for attracting and retaining talent, rather than shorter term and cash-based incentives.

We believe that information regarding pay practices across the industry and in other companies is beneficial and relevant and, as such, our Human Resources department supplements formal market survey data by maintaining links with executive recruitment organizations to ensure that our compensation practices remain competitive in the market and allow us to continue to attract and retain the high caliber executive officers needed to ensure future success. Market survey data is one of the many factors that we consider in assessing appropriate levels of compensation for our executive officers.

Certain Tax and Accounting Considerations

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe that we have been operating in good faith compliance with the statutory provisions which were effective January 1, 2005 for our U. S.-based executive officers. Final regulations interpreting the statutory provisions were issued effective as of April 17, 2007. We are reviewing our current practices to ensure that they conform to the final regulations.

Accounting for Stock-Based Compensation. Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of Financial Accounting Standards Board’s Statement of Financial Accounting Standards123(revised 2004), “Share-Based Payments” (SFAS 123(R)). This has not materially affected the Compensation Committee’s determination of stock-based compensation for our executive officers since such compensation is in the form of restricted stock units for which the accounting treatment did not change materially as a result of the implementation of SFAS 123(R).

Deductibility of Executive Compensation. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct base compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation for our U. S. executive officers will be generally fully deductible for federal income tax purposes. None of our executive officers has a base salary in excess of $1,000,000.

Stock Options

Stock options were awarded to Mr. Black in 2006, prior to his promotion as our Chief Financial Officer. We do not currently grant stock options to our executive officers.

Timing of and Modifications to Stock and Option Awards

We do not have any plan, practice or policy to time the grant of stock or option awards with the release of non-public information. We generally issue stock option awards on the first working day of each year, or in conjunction with the hiring or promotion of individuals. Restricted stock unit awards made in settlement of annual bonuses are issued during the first two months of each year. Restricted stock units have been used for longer term incentives in part because the timing of the issue of such awards is less sensitive than would be the case with stock option awards.

We have not issued any stock or option awards with performance conditions. We have, in circumstances related to the termination of employment or in relation to overseas assignments, modified the terms of certain stock awards as is described under “Employment Agreements and Potential Payments Upon Termination or Change in Control” below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” above with management and, based on such review and discussion, has recommended to the Board that it be included in this Proxy Statement.

Respectfully submitted on April 29, 2007, by the members of the Compensation Committee of the Board:

Dr. Malcolm J. Thompson, Chairman Joseph Carr Thomas Rosencrants

Summary Compensation Table for 2006

The following table sets forth the compensation earned by our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer and each of our other four most highly compensated executive officers (each, a named executive officer) for 2006.

Name & Principal Position	Year	Salary ($) (1)	Bonus ($) (1) (3)	Stock Awards ($)(6)	Option Awards ($)(7)	All other Compensation ($) (1) (2)	Total ($)
Dr. David Fyfe	2006	480,690	162,479	86,151	—	105,066	834,386
Chief Executive Officer

Michael Black (4)	2006	175,822	22,943	62,025	54,824	8,791	324,405
Chief Financial Officer

Daniel Abrams (5)	2006	167,168	—	—	—	207,743	374,911
Chief Financial Officer

Dr. Scott Brown	2006	302,503	121,661	620,732	—	280,341	1,325,237
Vice-President, Research

Dr. Jeremy Burroughes	2006	293,436	41,259	622,496	—	14,672	971,863
Chief Technology Officer

Dr. SB Cha	2006	279,316	39,200	659,980	—	225,943	1,204,439
Vice-President Commercial

Stephen Chandler	2006	368,379	89,780	818,187	—	18,419	1,294,765
Vice-President, Legal &
Intellectual Property

(1)	Payments to and for Mr. Abrams, Mr Black, Dr. Brown, Dr. Burroughes and Mr. Chandler and certain payments to and for Dr. Fyfe and Dr. Cha were made in British pounds. Certain payments made on behalf of Dr. Brown and Dr. Cha were made in Japanese Yen. Foreign currency payments are converted to U.S. dollars at the exchange rate for the date on which each transaction was recorded in our financial statements as published by the Financial Times of London.
(2)	Amounts in this column include amounts contributed by the named executive to the executive’s 401(k) account, in the case of Dr. Fyfe and Dr. Cha, and to the executive’s defined contribution pension accounts, in the case of all other named executives with the exception of: (a) payments for Dr. Fyfe of $75,190 in relation to tax advice and $5,841 for family travel in relation to the termination of his overseas assignment; (b) a payment of $199,384 to Mr. Abrams in connection with the termination of his employment; (c) payments of $265,226 to Dr. Brown in relation to his overseas assignment to Japan comprising $112,479 foreign taxes, $83,485 accommodation costs, $34,437 overseas allowance, $25,076 family travel and $9,749 other assignment related costs and (d) payments of $213,311 for Dr. Cha in relation to his overseas assignment to Japan comprising $90,652 accommodation costs, $87,164 foreign taxes, $30,494 foreign taxes and $5,000 other assignment related costs.
(3)	Amounts in this column represent payments made pursuant to our Annual Incentive Plan. These bonus amounts were earned in 2006, but paid in 2007.
(4)	Mr. Black was our Vice-President, Finance, and Principal Financial Officer from July 2006 and was appointed Chief Financial Officer in March 2007
(5)	Mr. Abrams employment as our Chief Financial Officer was terminated in June 2006.
(6)	The assumptions used in valuing restricted stock units are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, except that, for purposes of this table, we have disregarded any estimate of forfeitures of restricted stock units related to service-based vesting conditions. In fact, no restricted stock units were forfeited in 2006.
(7)	The assumptions used in valuing stock options are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, except that, for purposes of this table, we have disregarded any estimate of forfeitures of options related to service-based vesting conditions.

Grants of Plan Based Awards Table for 2006

The following table sets forth awards of stock and options made to our named executive officers in 2006.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards

Michael Black Chief Financial Officer	January 3, 2006		10,000	8.21	44,800

Mr. Black’s award of 10,000 stock options in January 2006 was made prior to his appointment as an executive officer. This award will vest in three equal annual installments, subject to accelerated vesting in the event of a change in control and subject to Mr. Black’s continuing employment with the Company.

Outstanding Equity Awards Table at December 31, 2006

The following table sets forth awards of stock and options to our named executive officers which were outstanding at December 31, 2006.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration date (f)	Number of Shares or Units of stock That have not Vested (#) (g) (2)	Market Value of Shares or Units of stock That have not Vested ($) (h)
Dr. David Fyfe
Chief Executive Officer

Michael Black (1)	3,222 3,446 2,500 — 1,951 2,926	1,610 1,722 5,000 10,000 3,901 4,876	12.00 11.18 8.55 8.21 27.60 27.60	Dec 15,2014 Dec 21,2014 Jun 3,2015 Jan 3,2016 Jan 1, 2013 Aug 1,2014	4,217	30,109
Chief Financial Officer

Dr. Scott Brown					48,000	342,720
Vice-President, Research

Dr. Jeremy Burroughes					48,000	342,720
Chief Technology Officer

Dr. SB Cha					48,000	342,720
Vice-President Commercial

Stephen Chandler					48,000	342,720
Vice-President, Legal & Intellectual Property

(1)	Mr. Black’s share options will vest as follows:
•	all unvested options at $12.00 will vest on December 15, 2007
•	all unvested options at $11.18 will vest on December 21, 2007
•	of the unvested options at $8.55, half will vest on June 3, 2007 and the remainder will vest on June 3, 2008
•	of the options at $8.21, one third will vest on each of January 3, 2007, January 3, 2008 and January 3, 2009
•

of the unvested options at $27.60, 975 will vest on August 1, 2007 and the remainder will only vest if Kelso sells more than 25% of its shares at a price which represents a 30% annual internal rate of return since their initial investment at $17.60 per share in July 1999

(2)	All the stock awards listed will vest on December 22, 2007, or earlier if Kelso sells 25% of its shares. Dr. Cha’s shares will be issued one year after vesting. Shares for our other executive officers will be issued once the average daily trading volume of our common stock over a three month period exceeds 200,000 or in November 2009. All stock unit awards will vest and shares will be issued in the event of a change in control. The award for Dr. Cha has special vesting conditions which are described under “Employment Agreements and Potential Payments Upon Termination or Change in Control” below.

Option Exercises and Stock Vested Table for 2006

The following table sets forth awards of stock and options to our named executive officers which vested in 2006.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Black	4,217	21,836
Chief Financial Officer

Dr. Scott Brown	48,000	264,480
Vice-President, Research

Dr. Jeremy Burroughes	48,000	264,480
Chief Technology Officer

Dr. SB Cha	48,000	264,480
Vice-President Commercial

Stephen Chandler	48,000	264,480
Vice-President, Legal & Intellectual Property

All the stock awards listed vested on December 22, 2006 but no shares were issued. Dr. Cha’s shares will be issued one year after vesting. Shares for the other named executive officers will be issued once the average daily trading volume of our common stock over a three-month period exceeds 200,000 or in November 2009. Shares will be issued in the event of a change in control.

Dr. Fyfe was issued 420,000 restricted stock units in December 2004 which vest in three equal annual installments after the date of issuance pursuant to our Special Bonus Plan and regardless of continuing employment with us. Therefore, these units are regarded as having vested on issuance. In December 2006, 140,000 shares were issued to Dr. Fyfe pursuant to this plan and the remaining 280,000 shares will be issued in December 2007 and December 2008.

Pension Benefits and Non-Qualified Deferred Compensation

We do not manage any pension plan on behalf of our executive officers, other than a 401(k) plan for our U. S. executive officers. We make contributions to the personal pension plans of our executive officers. We do not have any non-qualified deferred compensation.

Our Chief Executive Officer employment agreement provides that, upon (1) expiration of his employment, (2) his death or disability or (3) termination of his employment either by us without cause or by him for good reason (including a change in control, each of which is defined in the employment agreement), he is entitled to a pension of $100,000 per year for a period of five years. Any remaining unpaid balance of this pension entitlement shall be paid in full upon his death or upon a change in control.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have entered into the following employment agreements with the named executive officers, each of which is governed by the law of England and Wales, except for the agreements with Dr. David Fyfe and Dr. SB Cha, which are governed by U.S. law. Where provisions for payments upon termination or change in control exist, they are included within the description of each agreement. In addition to these arrangements, under the terms of our stock incentive plans, any unvested restricted stock units and stock options held at the time of a change in control will vest immediately.

Dr. David Fyfe. In August 2002, we entered into an employment agreement with Dr. Fyfe, which was amended as of August 31, 2004 and modified by the Compensation Committee of our Board on February 8, 2005 and April 27, 2005. A new employment agreement was entered into on October 27, 2006. Pursuant to this agreement, Dr. Fyfe will serve as our Chief Executive Officer and a member of our Board of Directors for a term ending December 31, 2008 and Dr. Fyfe’s current contracted annual base salary is $480,690. Effective January 1, 2006, Dr. Fyfe’s monthly salary payments are paid primarily in U.S. dollars but the equivalent of $10,000 per month is paid in British pounds, converted from U.S. dollars at an exchange rate equal to the average exchange rate for the previous quarter. Dr. Fyfe is also eligible to receive an annual bonus, which is limited to 65% of his base salary.

We contribute to Dr. Fyfe’s 401(k) retirement plan to the maximum extent permitted and, in addition, make a cash payment to Dr. Fyfe equal to the difference between 5% of his contracted annual base salary and the aggregate amount that has been paid by us into his 401(k) plan during any calendar year.

Dr. Fyfe was previously granted an award of restricted stock units under the terms of our Special Bonus Plan. Should Dr. Fyfe’s term not be extended upon expiration of his employment agreement or if his employment is terminated for any reason other than for cause (as defined in the employment agreement), his entitlement under the plan shall remain in place as if he continued to be an active employee. In addition, Dr. Fyfe will be entitled to retain any options to purchase shares of our common stock for a period of seven years, after which, if a vesting event (as defined under our stock incentive plans) has not occurred, we will be required to liquidate the options at a value set by an independent third party. At present, Dr. Fyfe does not have any options to purchase shares of our common stock.

Upon (1) expiration of his employment, (2) his death or disability or (3) termination of his employment either by us without cause or by him for good reason (including a change in control, each of which is defined in the employment agreement), Dr. Fyfe is entitled to a pension of $100,000 per year for a period of five years. Any remaining unpaid balance of this pension entitlement shall be paid in full upon Dr. Fyfe’s death or upon a change in control.

Termination of Dr. Fyfe’s employment by either party, other than termination by us for cause, must be preceded by 12 months’ notice. Upon termination of Dr. Fyfe’s employment due to death or disability, by us without cause or by Dr. Fyfe for good reason, he will be entitled to (1) all accrued salary and vested benefits payable under the terms of the plan or policy under which they have accrued, (2) a pro-rata annual bonus payable in a lump sum within 30 days of termination and (3) his pension payments as described above. Upon termination of Dr. Fyfe’s employment by us without cause or by Dr. Fyfe for good reason, he will also receive severance in the amount of his base salary through the end of his term, payable monthly, and benefit coverage through the end of his term. During his employment and any severance period and for a two-year period following termination by us with cause or by Dr. Fyfe without good reason, Dr. Fyfe will be subject to a customary non-compete provision. Upon termination for any reason, Dr. Fyfe will be subject to a customary one-year non-solicitation provision.

We provide personal tax advice for Dr. Fyfe, and we compensate Dr. Fyfe for any foreign taxes payable by him in relation to the period of his overseas assignment which ended in December 2005 to the extent that such taxes exceed U. S. taxes which would have been payable by him had he remained in the United States. Dr. Fyfe participates in our benefits program, including private health insurance and life insurance.

Mr. Michael Black. In July 2006, we entered into a new employment agreement with Mr. Black as Chief Financial Officer. Pursuant to this employment agreement, Mr. Black currently receives an annual salary of £140,000 or $274,008 at an exchange rate of 1.9572 dollars to 1 pound sterling as published in the Financial

Times of London for December 31, 2006. Mr. Black is also eligible to receive an annual bonus of up to 35% of his base salary and to participate in our stock incentive plans. Pursuant to this agreement, Mr. Black also participates in our benefits program, including pension contributions, private health insurance and life insurance.

Mr. Black’s employment agreement is for an indeterminate period of time, but may be terminated by either party with 12 months’ notice, or by us without notice for gross misconduct or upon his reaching mandatory retirement age. During any notice period, Mr. Black may not work for any other employer without our permission and upon termination will be subject to customary six-month non-compete and non-solicitation provisions.

Mr. Daniel Abrams. In September 2005, we entered into an employment agreement with Mr. Abrams as Chief Financial Officer. Pursuant to this employment agreement, Mr. Abrams received an annual salary of £187,775 or $367,513 at an exchange rate of 1.9572 dollars to 1 pound sterling as published in the Financial Times of London for December 31, 2006 until his employment terminated in June 2006. Mr. Abrams was also eligible to receive an annual bonus of up to 35% of his base salary and to participate in our stock incentive plans. Pursuant to this agreement, Mr. Abrams also participated in our benefits program, including pension contributions, private health insurance and life insurance.

Mr. Abrams’s employment agreement was for an indeterminate period of time, but could be terminated by either party with 12 months’ notice, or by us without notice for gross misconduct or upon his reaching mandatory retirement age. During any notice period, Mr. Abrams would not have been able to work for any other employer without our permission and upon termination was subject to customary six-month non-compete and non-solicitation provisions.

Mr. Abrams resigned in June 2006. Pursuant to a Compromise Agreement we entered into with him, he was made a payment of £105,000 or $199,384, at an exchange rate of 1.9572 dollars to 1 pound sterling as published in the Financial Times of London for December 31, 2006, upon termination of employment.

Dr. Jeremy Burroughes. In July 2004, we entered into a new employment agreement with Dr. Burroughes as Chief Technical Officer. Pursuant to this employment agreement, Dr. Burroughes currently receives an annual salary of £159,805 or $312,770 at an exchange rate of 1.9572 dollars to 1 pound sterling as published in the Financial Times of London for December 31, 2006. Dr. Burroughes is also eligible to receive an annual bonus of up to 35% of his base salary and to participate in our stock incentive plans. Pursuant to this agreement, Dr. Burroughes also participates in our benefits program, including pension contributions, private health insurance and life insurance.

Dr. Burroughes’ employment agreement is for an indeterminate period of time, but may be terminated by either party with 12 months’ notice, or by us without notice for gross misconduct or upon his reaching mandatory retirement age. During any notice period, Dr. Burroughes may not work for any other employer without our permission and upon termination will be subject to customary six-month non-compete and non-solicitation provisions.

Stephen Chandler. In April 2003, we entered into an employment agreement with Mr. Chandler as Vice-President, Legal & Intellectual Property. Pursuant to this employment agreement, Mr. Chandler received an annual base salary of £200,619 or $392,652 at an exchange rate of 1.9572 dollars to 1 pound sterling as published in the Financial Times of London for December 31, 2006. Mr. Chandler was also eligible to receive an annual bonus of up to 35% of his base salary and to participate in our stock incentive plans, pursuant to which he was awarded options to purchase up to 43,889 shares of our common stock under his employment agreement, which he waived in September 2005. Pursuant to this agreement, Mr. Chandler also participated in our benefits program, including pension contributions, private health insurance, life insurance and reasonable relocation expenses.

Mr. Chandler’s employment agreement was terminated on March 31, 2007 and he received a payment of £50,000 or $97,860 pursuant to a Compromise Agreement which he entered into with us. Pursuant to this agreement, 48,000 restricted stock units which had been issued to him pursuant to our Special Bonus Plan and which had not vested at the date of his termination of employment, vested on March 31, 2007.

Dr. Scott Brown. In March 2002, we entered into an employment agreement with Dr. Brown as our Vice-President, Research. Pursuant to this employment agreement, Dr. Brown currently receives an annual base salary of £164,743 or $322,435 at an exchange rate of 1.9572 dollars to 1 pound sterling as published in the Financial Times of London for December 31, 2006. Dr. Brown is also eligible to receive an annual bonus of up to 35% of his base salary and to participate in our stock incentive plans, pursuant to which he was awarded options to purchase up to 23,407 shares of our common stock under his employment agreement which he waived in September 2005. Pursuant to this agreement, Dr. Brown also participates in our benefits program, including pension contributions, private health insurance, life insurance and reasonable relocation expenses.

Dr. Brown’s employment agreement is for an indeterminate period of time, but may be terminated by either party with 12 months’ notice, or by us without notice for gross misconduct or upon his reaching mandatory retirement age. During any notice period, Dr. Brown may not work for any other employer without our permission and upon termination will be subject to customary six-month non-compete and non-solicitation provisions.

In August 2005, we entered into an expatriate assignment agreement with Dr. Brown, pursuant to which he agreed to relocate to Tokyo, Japan on secondment to Sumation, a joint venture company of which we own 50%, for a period of two years from September 2005. Various allowances are payable to Dr. Brown in relation this assignment in addition to the compensation arrangements described above, as listed in the table below:

Type of Allowance	Frequency of Payment	Amount in British Pounds		Dollar Equivalent at 1.9572 dollars to 1 pound sterling as published by the Financial Times of London for December 31, 2006
Assignment Completion Bonus	At end of assignment	£62,500	(3)	$122,325
Tax Advice (1)	Annual	£7,500		$14,679
Living Allowance	Monthly, first three months	£2,635		$5,157
Living Allowance (2)	Monthly, fourth to 24th months	£1,635		$3,200
Relocation Allowance (1)	Start of assignment	£12,500		$24,465
Rent (1)	Monthly	£5,500		$10,765
Shipping of Personal Effects	Start and end of assignment	£6,250		$12,233

(1)	only actual expenses incurred may be reimbursed
(2)	reviewable annually
(3)	a pro rata amount was paid upon the assignment having been terminated earlier than had originally been envisaged

In addition to the amounts listed above, we will reimburse Dr. Brown for the school fees of his children, for cultural adaptation training and visits home for Dr. Brown and his family twice per year. We will make tax equalization payments to Dr. Brown and will also compensate Dr. Brown for increased expenditures he incurs as a result of significant currency fluctuations between the British Pound and Japanese Yen.

Dr. Brown’s assignment to Japan was terminated in December 2006.

Dr. SB Cha. In February 2006, we entered into a new employment agreement with Dr. Cha as our Vice-President, Commercial. Pursuant to this employment agreement, Dr. Cha currently receives an annual base salary of $280,000. Dr. Cha is also eligible to receive an annual bonus of up to 35% of his base salary, and to participate in our stock incentive plans. Pursuant to this agreement, Dr. Cha also participates in our benefits program, including pension contributions, private health insurance and life insurance.

Dr. Cha’s employment agreement is “at will”, but may be terminated by either party with six months’ notice, or by us without notice for gross misconduct. During any notice period, Dr. Cha may not work for any other employer without our permission and upon termination will be subject to customary 12-month non-compete and non-solicitation provisions.

In February 2006, we entered into an expatriate assignment agreement with Dr. Cha, pursuant to which he agreed to relocate to Tokyo, Japan for a period of 14 months commencing February 2006. We will make tax equalization payments to Dr. Cha and will also compensate him for increased expenditures he incurs as a result of significant currency fluctuations between the United States Dollar and Japanese Yen. Dr. Cha will be reimbursed up to $7,500 per year for personal tax advice and up to $7,274 per month for rent and utilities and will be paid $2,890 per month for a living allowance (reviewable annually). He is entitled to reimbursement of up to $10,000 for the removal of personal effects from the United Kingdom to Japan at the start of the assignment and up to a further $10,000 will be reimbursed to Dr. Cha for the removal of personal effects from Japan to the United States at the end of the assignment and, in addition, is entitled to reimbursement for up to $5,000 of incidental costs related to his relocation to Japan. In addition to the amounts listed above, we will reimburse Dr. Cha for visits home for Dr. Cha and his family twice per year. In addition, during the course of the assignment, Dr. Cha’s wife is entitled to two trips to the U. K. to visit her children or alternatively Dr. Cha’s children are entitled to two trips to Japan.

The third installment of 48,000 restricted stock units awarded to Dr. Cha pursuant to our Special Bonus Plan will vest on the completion of the assignment. In March 2007, Dr. Cha resigned with effect from June 30, 2007. His Japanese assignment will be completed and these restricted stock units will vest on June 30, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about shares of our common stock that may be issued upon the exercise of options, restricted stock units and other rights that may be issued under our existing equity compensation plans as of December 31, 2006, including our Special Bonus Plan, our CDT Acquisition Corp. Amended and Restated Stock Incentive Plan and our Cambridge Display Technology, Inc. 2004 Stock Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)		Weighted- average exercise price of outstanding options and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by CDT stockholders	1,586,338	(1)	$5.95	(2)	1,015,990	(3)
Equity compensation plans not approved by CDT stockholders	—		$—		—

Total	1,586,338	(1)	$5.95	(2)	1,015,990	(3)

(1)	Includes 999,705 restricted stock units issued pursuant to our Special Bonus Plan.
(2)	Calculated assuming an exercise price of zero for restricted stock units.
(3)	Includes 11,317 restricted stock units available for issue pursuant to our Special Bonus Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 17, 2007, the record date for the Annual Meeting, as to shares of our common stock beneficially owned by:

•	each person who is known by us to own beneficially more than 5% of our common stock;

•	each of the named executive officers

•	each of our directors; and

•	all our directors and executive officers as a group.

Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o Cambridge Display Technology Limited, 2020 Cambourne Business Park, Cambridge, CB23 6DW, United Kingdom.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

The percentage of our common stock beneficially owned is based on 21,630,703 shares outstanding as of the record date. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after the record date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or of the directors and officers as a group.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Kelso Investment Associates VI, L.P. (1)(2)	8,657,833	40.0%
KEP VI, LLC (1)(2)	8,657,833	40.0%
Frank T. Nickell (1)	(3)	(3)
Thomas R. Wall, IV (1)	(3)	(3)
George E. Matelich (1)	(3)	(3)
Michael B. Goldberg (1)	(3)	(3)
David I. Wahrhaftig (1)	(3)	(3)
Frank K. Bynum, Jr. (1)(4)	(3)	(3)
Philip E. Berney (1)	(3)	(3)
Frank J. Loverro (1)	(3)	(3)
James J. Connors II (1)	(3)	(3)
Powershares Capital Management LLC (5)	1,144,225	5.3%
Fidelity Growth Company Fund (6)	1,251,100	5.8%
Thomas Rosencrants	—	*
Joseph Carr (7)	10,000	*
Dr. Malcolm J. Thompson (8)	5,000	*
Dr. David Fyfe	90,600	*
Michael Black (9)	16,545	*
Dr. Jeremy Burroughes	—	*
Stephen Chandler	—	*
Dr. SB Cha	28,917	*
Dr. Scott Brown	—	*
Daniel Abrams	—	*
All directors and executive officers as a group (11 persons) (10)	8,808,895	40.7%

*	Less than 1%
(1)	Based on information contained in Schedule 13G, as filed on February 14, 2005, as amended by Schedule 13G/A, as filed on May 2, 2005. The business address for these persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022.
(2)	The shares owned by Kelso Investment Associates VI, L.P. and KEP VI, LLC represent the combined share ownership of Kelso Investment Associates VI, L.P. and KEP VI, LLC. Kelso Investment Associates VI, L.P. and KEP VI, LLC, due to their common control, could be deemed to beneficially own each of the other’s shares, but disclaim such beneficial ownership.
(3)	Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Connors may be deemed to share beneficial ownership of shares owned of record by Kelso Investment Associates VI, L.P. and KEP VI, LLC, by virtue of their status as managing members of KEP VI, LLC and the general partner of Kelso Investment Associates VI, L.P. Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Connors share investment and voting power with respect to the shares owned by Kelso Investment Associates VI, L.P. and KEP VI, LLC, but disclaim beneficial ownership of such shares.
(4)	Mr. Bynum is currently a director and has been nominated for re-election to our Board, as described under “Proposal One: Election of Directors” above.
(5)	Based on information contained in Schedule 13G as filed on February 14, 2007. The business address of this person is 30 Finsbury Square, London EC2A 1AG, England. This schedule was filed by AMVESCAP PLC, on behalf of its subsidiary Powershares Capital Management LLC
(6)	Based on information contained in Schedule 13G as filed on February 14, 2007. The business address of this person is 82 Devonshire Street, Boston, Massachusetts 02109 This schedule was filed by was made by FMR Corp., on behalf of Fidelity Growth Fund.
(7)	Consists of shares issuable to Mr. Carr upon exercise of options exercisable within 60 days.
(8)	Consists of shares issuable to Mr. Thompson upon exercise of options exercisable within 60 days
(9)	Consists of shares issuable to Mr. Black upon exercise of options exercisable within 60 days
(10)	Includes shares held by Kelso Investment Associates VI, L.P. and KEP VI, LLC that may be deemed to be beneficially owned by Mr. Bynum.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Consulting Agreements

Affiliates of Kelso own approximately 40% of our outstanding common stock. Kelso is party to a consulting agreement with us pursuant to which it agrees to provide such specific consulting services as we may request and we agree to indemnify them from and against any claims, losses and expenses they may incur in connection with their investment in us or their provision of services to us under these agreements or their being a controlling person of us, except as may be finally judicially determined to result from gross negligence or intentional misconduct on their part. Under the terms of each of this agreement, if Kelso provides consulting services specifically requested by us outside of the ordinary course of our business, we and Kelso will negotiate a mutually acceptable advisory fee. The term of our consulting agreement with Kelso ends on the date on which Kelso (and its affiliates) ceases to own any shares of our common stock. In connection with this agreement, Kelso may receive consulting fees from us and is entitled to receive reimbursement of certain out-of-pocket fees and expenses incurred in connection with their investments in us. No such consulting fees have been paid to Kelso. We paid Kelso expense reimbursements in the aggregate of $20,000, $8,000 and $23,000 respectively, for 2004, 2005 and 2006.

All related party transactions are reviewed by our Audit Committee each quarter. Any proposed material new arrangements are referred to our Audit Committee for approval.

Registration Rights

Affiliates of Kelso are parties to a registration rights agreement with us that provides them certain demand and incidental registration rights. Various members of management who hold options exercisable for our common stock, including each of our executive officers, will be joined as parties to the registration rights agreement upon exercise of such holder’s options pursuant to which they will have certain incidental registration rights.

Director Fees and Relationships

Mr. Carr, Dr. Thompson, Mr. Rosencrants and Mr. Sandry were paid directors’ fees in 2006.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of CDT’s Board of Directors provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by CDT’s independent registered public accountants and reviewing their reports regarding CDT’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board, which is attached as Appendix A to this Proxy Statement. CDT’s management is responsible for preparing the financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by management and the independent registered public accountants.

In this context, the Audit Committee of the Board of Directors has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee of the Board of Directors has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standard No. 61 (Communication With Audit Committees), as amended. In addition, the independent registered public accountants provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee and the independent registered public accountants have discussed such accountants’ independence from CDT and from its management, including the matters in those written disclosures. In addition, the Audit Committee considered whether or not the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether or not those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.

The Audit Committee discussed with management the impact, if any, on internal control of the resignation of Daniel Abrams, our former Chief Financial Officer, in June 2006. Management reported that additional and suitably qualified accounting staff were hired immediately after the resignation of Mr. Abrams in order to maintain adequate segregation of duties with regard to internal control and that it believed that internal control remained adequate during this transitional period.

In August 2006, Mr. Sandry resigned from the Audit Committee because he no longer fulfilled the independence requirements of Nasdaq. Since Mr. Sandry was the “audit committee financial expert”, the Audit Committee decided, after consultation with Nasdaq, to retain the services of Mr. Sandry as a consultant to the Audit Committee for a transitional period. Mr. Sandry provided such consultancy services from August 2006 through November 2006 at which time Mr. Rosencrants joined the Audit Committee as a replacement “audit committee financial expert”.

The Audit Committee of the Board of Directors has discussed with CDT’s independent registered public accounting firm, with and without management present, its evaluations of CDT’s internal accounting controls and the overall quality of its financial reporting. In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in CDT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

The Audit Committee has monitored CDT’s preparations for compliance with Section 404 of the Sarbanes-Oxley Act of 2002. CDT expects to issue a report on internal control in its annual report on Form 10-K for the fiscal year ended December 31, 2007.

Respectfully submitted on April 29, 2007, by the members of the Audit Committee of the Board:

Thomas Rosencrants, Chair

Joseph Carr

Dr. Malcolm J. Thompson

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors, which is composed entirely of independent directors, has selected Ernst & Young LLP as independent accountants to audit our books, records and accounts and our subsidiaries for the fiscal year 2006. Our Board has endorsed this appointment. Ratification of the appointment of Ernst & Young LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the appointment, our Board and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that such change would be in our best interests and in the best interests of stockholders. Ernst & Young LLP previously audited our consolidated financial statements during the fiscal year ended December 31, 2005. Representatives of Ernst & Young LLP are expected to be available telephonically at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

On November 28, 2005, we requested Ernst & Young LLP, or E&Y, to consider a proposal that E&Y change the office in which it issues its annual audit opinion with respect to our audited financial statements from its New York office to its Cambridge, United Kingdom office. We proposed this change because we believed that it would be more efficient and cost-effective to have our auditors in the United Kingdom, rather than in the United States, because our operations are principally conducted in the United Kingdom. E&Y’s United Kingdom office is operated under the name Ernst and Young LLP, or E&Y UK. Pursuant to our proposal, E&Y UK issued an audit opinion with respect to our audited financial statements for the fiscal years ending December 31, 2005 and 2006 and will do so thereafter for as long as E&Y UK remains our auditor. Prior to the change in the audit opinion issuing office, E&Y UK performed a substantial portion of the auditing procedures on our operations, but the audit opinion had been issued out of E&Y’s New York office. Both E&Y’s New York office and E&Y UK are members of Ernst & Young Global Limited.

On November 28, 2005, the audit committee of our Board of Directors accepted and approved the change of office, commencing immediately, and on November 29, 2005 this decision was ratified by our full Board of Directors.

Principal Accounting Fees and Services

Aggregate fees for professional services rendered for us by Ernst & Young LLP for the years ended December 31, 2006 and 2005 were as follows:

Services Provided	2006	2005
Audit	$353,620	$455,000
Audit Related	83,215	65,975
Tax	—	—
All Other	—	1,594

Total	$436,835	$522,569

Audit Fees. The aggregate fees billed for the years ended December 31, 2006 and 2005 were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, reviews of our interim consolidated financial statements and services provided in connection with statutory and regulatory filings.

Audit Related Fees. Audit related fees billed for the years ended December 31, 2006 and 2005 related to certain audits required by the U.K. Government and European Union in connection with grants received by us, $59,490 and $50,000 per year, respectively, for review procedures carried out in relation to our internal controls and $23,725 and zero, respectively, for accounting consultations on matters addressed during the audit.

All Other Fees. Other fees related to attendance at training courses in the year ended December 31, 2005.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee of our Board of Directors has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by Ernst & Young LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations. Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Vote Required

Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the Audit Committee of our Board of Directors will review its future selection of our independent registered public accountants.

Our Board of Directors recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accountants.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

If a stockholder wishes to present a proposal to be included in our proxy statement and form of proxy for the 2008 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Corporate Secretary no later than March 2, 2008. Proposals we receive after that date will not be included in the proxy statement or the form of proxy for the 2008 Annual Meeting. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2008 Annual Meeting of Stockholders will be ineligible for presentation at the 2008 Annual Meeting unless the stockholder gives timely notice of the proposal in writing to our Corporate Secretary at our principal executive offices. Under our By-Laws, in order for a matter to be deemed properly presented by a stockholder before an annual meeting of stockholders, timely notice must be delivered to us not fewer than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders and in any event at least 45 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting, provided that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made. The stockholder’s notice must set forth:

•

as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 and Rule 14a-11 thereunder, or any successor provisions, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•

as to any other business that the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting (including the text of any resolution proposed for consideration), the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and of any beneficial owner on whose behalf the proposal is made; and

•

as to the stockholder giving the notice and any beneficial owner on whose behalf the proposal is made (1) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, (2) the class and number of shares of our common stock that are owned beneficially and of record by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of stock of our common stock entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business or nomination and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (a) to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee or (b) otherwise to solicit proxies from the stockholders in support of such proposal or nomination.

The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified us of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) under the Securities Exchange Act of 1934 and such stockholder’s proposal has been included in a proxy statement that has been prepared by us to solicit proxies for the annual meeting.

OTHER MATTERS

Our Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of our Board of Directors,

Hilary Charles

Corporate Secretary

Cambridge, United Kingdom

May 1, 2007

CDT’s 2006 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Cambridge Display Technology, Inc., c/o Cambridge Display Technology Limited at 2020 Cambourne Business Park, Cambridge CB23 6DW, United Kingdom, Attention: Investor Relations. The request must include a representation by the stockholder that as of April 17, 2007, the stockholder was entitled to vote at the Annual Meeting.

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

c/o Bank of New York

Shareholder Relations Department

P.O. Box 11258

Church Street Station

New York, NY 10286

DETACH HERE

☒	Please mark votes as in this example.

The Board of Directors recommends a vote “FOR” the election of the nominee(s) in item 1 and “FOR” the proposal listed in item 2 below.

1.	Election of Directors. Nominees:		2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	(01) Dr. David Fyfe (02) Dr. Malcolm J. Thompson (03) Frank K. Bynum, Jr.	(04) Joseph Carr (05) Thomas Rosencrants

	FOR ALL ☐ NOMINEES	WITHHELD ☐ FROM ALL NOMINEES	3.	In their discretion, upon such other business as may properly come before the meeting.

	☐

	For all nominee(s) except as written above

				Mark box at right if you plan to attend the Annual Meeting.		☐

				Mark box at right if an address change or comment has been noted on the reverse side of this card.		☐

				Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature: Date: Signature: Date:

DETACH HERE

PROXY

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

P R O X Y	Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting June 5, 2007

The undersigned hereby constitutes and appoints Dr. David Fyfe and Hilary Charles, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of CAMBRIDGE DISPLAY TECHNOLOGY, INC. to be held at the New York Marriott East Side Hotel (Whitney Room), 525 Lexington Avenue, New York, New York 10017 at 3:00p.m., Eastern Daylight Time, on Tuesday June 5, 2007 and at any adjournments thereof and to vote with respect to the proposals set forth below and in the discretion of such proxies on all matters that may be properly presented for action on all shares of stock of CAMBRIDGE DISPLAY TECHNOLOGY, INC. the undersigned is entitled to vote at the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. The proxies cannot vote your shares unless you sign and return this card.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?